SPITZER & FELDMAN PC
                                 405 Park Avenue
                            New York, New York 10022

                                                              December 4, 2000



VIA EDGAR
---------

Division of Investment Management
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549
Attn:  Ms. Laura Riegel


        RE: SATUIT CAPITAL MANAGEMENT TRUST, ON BEHALF OF ITS SERIES THE SATUIT CAPITALMICRO CAP FUND,
                 PRE-EFFECTIVE AMENDMENT NO. 4 TO THE REGISTRATION STATEMENT (REG. NO. 333-45040 AND ICA NO. 811-10103)
                 ON FORM N-1A

Ladies and Gentlemen:

         On behalf of Satuit Capital Management Trust (the "Trust") and The Satuit Capital Micro Cap Fund, the initial series of the Trust, transmitted herewith is a copy of Pre-Effective Amendment No. 4 ("PEA No. 4") to the Registration Statement on Form N-1A, for filing under the 1933 Act and the Investment Company Act of 1940, as amended.

         The sole purpose of this filing is to delay the effectiveness of Pre-Effective Amendment No. 3 to the Trust's Registration Statement which was filed under the 1933 Act on November 22, 2000 (the entirety of which is incorporated by reference into PEA No. 4). It is proposed that the Trust's Registration Statement be declared effective on December 11, 2000.

         Please telephone the undersigned at (212) 888-6680 with any questions you may have or for any further information you may desire.

                                                     Very truly yours,

                                                     /s/Lawrence Y. Vincent
                                                     ----------------------
                                                     Lawrence Y. Vincent


Enc.
         cc:      Satuit Capital Management Trust
                  American Data Services, Inc.
                  137630

                                                      REGISTRATION NO. 333-45040
                                                               ICA NO. 811-10103

 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 4, 2000

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM N-1A
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933:

                Pre-Effective Amendment No. 4                       [X]

                Post-Effective Amendment No. __

                                     and/or

        REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940:

                               Amendment No. 4                      [X]
                        (Check Appropriate Box or Boxes)

                         SATUIT CAPITAL MANAGEMENT TRUST
               (Exact Name of Registrant as Specified in Charter)

                        c/o American Data Services, Inc.
                         The Hauppauge Corporate Center
                                150 Motor Parkway
                            HAUPPAUGE, NEW YORK 11788
               (Address of Principal Executive Offices)(Zip Code)

                                 (631) 951-0500
              (Registrant's Telephone Number, Including Area Code)

                                  Michael Miola
                          American Data Services, Inc.
                         The Hauppauge Corporate Center
                                150 Motor Parkway
                            HAUPPAUGE, NEW YORK 11788
                     (Name and Address of Agent For Service)

                                 WITH A COPY TO:
                                 --------------

                             Thomas R. Westle, Esq.
                             Spitzer & Feldman P.C.
                                 405 Park Avenue
                               New York, NY 10022

                 AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE
                 (Approximate Date of Proposed Public Offering)

                          SHARES OF BENEFICIAL INTEREST
                     (Title of Securities Being Registered)

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933 and the Investment Company Act of 1940 the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scituate and State of Massachusetts, on the 4th day of December, 2000.

                         SATUIT CAPITAL MANAGEMENT TRUST


                                                 By: /S/  ROBERT J. SULLIVAN
                                                    ----------------------------
Derek J. Hoggett, President
                                                    Robert J. Sullivan

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.


/S/ ROBERT J. SULLIVAN            President, and                December 4, 2000
-----------------------           Chairman of the Board of Trustees
    Robert J. Sullivan


/S/ MICHAEL D. MUFFOLETTO         Trustee                       December 4, 2000
-------------------------
    Michael D. Muffoletto


/S/ KEVIN M. HAGGERTY             Trustee                       December 4, 2000
----------------------
    Kevin M. Haggerty

     The above persons signing as Trustees are all of the members of the Trust's Board of Trustees.

/S/  KEITH D. KEMP                Treasurer                     December 4, 2000
------------------
     Keith D. Kemp